Exhibit 99.1

Zoom Telephonics Welcomes Derek Elder as Zoom Director

BOSTON--(BUSINESS WIRE)--April 30, 2018--Zoom Telephonics, Inc. (“Zoom”) (OTCQB: ZMTP) (the “Company”), a leading producer of cable modems and other communication products, today announced that the Company has elected Derek Elder as Director of Zoom effective April 26, 2018.

Mr. Elder is Managing Director of Sky Advisors LLC, a boutique strategic advisory firm. From November 2014 to December 2017, Mr. Elder was President, CEO, and Director of Concurrent, a NASDAQ-traded technology firm until the sale of company’s operations in December 2017. Beginning in July 2005 until November 2014, Mr. Elder served in a variety of executive roles at ARRIS Group, Inc. including as Senior Vice President & General Manager of the DOCSIS CPE & Retail business unit, Senior Vice President of Product Management and Marketing of the Broadband Communications Systems Division, and Senior Vice President of North American Sales. Prior to ARRIS, Mr. Elder was a technology and business leader at Tropic Networks, Cisco Systems and Narad Networks, Inc. Mr. Elder has served on a variety of public, private, and non-profit boards including Zenverge, Celeno, and The Emma Bowen Foundation. He has a Bachelor of Science degree from The University of Maryland University College, Master of Business Administration degree from The Pennsylvania State University, and is a NACD Governance Fellow with the National Association of Corporate Directors.

About Zoom Telephonics

Zoom Telephonics, Inc. designs, produces, markets, and supports cable modems and other communication products. The Company’s worldwide Motorola license agreement includes cable modems and gateways, DSL modems and gateways, cellular modems and routers and sensors, and other Internet and network products. For more information about Zoom and its products, please visit www.zoomtel.com/investor and www.motorolanetwork.com.

CONTACT:
Investor Relations:
The Equity Group Inc.
Adam Prior, 212-836-9606
Senior Vice-President
aprior@equityny.com